Exhibit 99.1

Black Diamond Therapeutics Announces Spinout of Launchpad Therapeutics, Inc., an Antibody-Focused Precision Oncology Company

- $30M Series A investment from Versant Ventures and NEA-

CAMBRIDGE, Mass. and NEW YORK, December 12, 2022 (GLOBE NEWSWIRE) -- Black Diamond Therapeutics, Inc. (Nasdaq: BDTX), a precision oncology medicine company pioneering the discovery and development of MasterKey therapies, today announced the formation of Launchpad Therapeutics, Inc. (Launchpad), an antibody-focused precision oncology company, together with a $30 million Series A investment by founding investors, Versant Ventures and New Enterprise Associates (NEA).

In connection with the transaction, Black Diamond contributed undisclosed early discovery-stage antibody programs and granted Launchpad a license to use Black Diamond’s Mutation-Allostery-Pharmacology (MAP) Drug Discovery Engine to discover, develop and commercialize large molecule therapeutics. In exchange, Black Diamond received a minority ownership stake in Launchpad.

“The formation of Launchpad demonstrates the broad applicability of our MAP Drug Discovery Engine and computational expertise and provides further validation of our approach to precision medicine. By leveraging our MAP Drug Discovery Engine in new ways, Launchpad is positioned to disrupt the precision oncology and immunology drug discovery and development landscape,” said David Epstein, Ph.D., President and Chief Executive Officer of Black Diamond. “We are pleased to partner with Versant and NEA to advance these concepts. The spinout allows Black Diamond to continue our focus on BDTX-1535, BDTX-4933 and small molecule pipeline, while retaining potential upside through our equity stake in Launchpad.”

Launchpad’s antibody pipeline will be enabled by Black Diamond’s custom-built cloud-based computational MAP Drug Discovery Engine, with a focus on oncogenicity prediction, biological validation, conformation-based drug design and antibody discovery. Launchpad will focus on the development of an initial set of early-stage antibody programs.

“By utilizing Black Diamond’s MAP Drug Discovery Engine, coupled with a team of highly experienced drug hunters, data scientists and machine learning experts, Launchpad is well positioned to deliver novel antibody drug design,” said Alexander Mayweg, Ph.D., Managing Director, Versant Ventures. “When we launched Black Diamond in 2018, the field of precision oncology was still in its early days. We believe that now is the right time to apply a further differentiated approach with Launchpad’s antibody focus and custom-built cloud-based computational pipeline.”

“The formation of Launchpad as a unique spinout from Black Diamond enables both companies to focus on their respective areas of expertise with the shared goal of addressing large numbers of targets and mutations for genetically defined cancers,” said Ali Behbahani, M.D., General Partner, NEA. “Launchpad’s approach furthers Black Diamond’s mission of bringing precision oncology medicine to a greater number of patients. We’re thrilled to partner with Versant and Black Diamond to support Launchpad and we look forward to the progression of this novel pipeline.”

About Launchpad

Launchpad Therapeutics is focused on developing a portfolio of early mutant selective antibody programs enabled by AI-driven and structure supported drug design. Launchpad’s mission is to deliver novel monoclonal antibody (mAb) design from sequence, to structure, to function. Made up of a team of experienced drug hunters, computational scientists and simulation experts, Launchpad is positioned to unlock the value of early antibody projects spun out of Black Diamond Therapeutics’ MAP (Mutation-Allostery-Pharmacology) Drug Discovery Engine. Launchpad’s platform is able to uniquely deliver cancer cell specific antibodies.

About Black Diamond

Black Diamond Therapeutics is a precision oncology medicine company pioneering the development of novel MasterKey therapies. Black Diamond is addressing the significant unmet need for novel precision oncology therapies for patients with genetically defined cancers who have limited treatment options. Black Diamond is built upon a deep understanding of cancer genetics, onco-protein function, and drug discovery. The Company’s proprietary Mutation-Allostery-Pharmacology, or MAP drug discovery engine is designed to allow Black Diamond to analyze population-level genetic sequencing tumor data to predict and validate oncogenic mutations that promote cancer across tumor types as MasterKey mutations. Black Diamond discovers and develops selective MasterKey therapies against these families of oncogenic mutations. Black Diamond was founded by David M. Epstein, Ph.D., and Elizabeth Buck, Ph.D. For more information, please visit www.blackdiamondtherapeutics.com.

About NEA

New Enterprise Associates, Inc. (NEA) is a global venture capital firm focused on helping entrepreneurs build transformational businesses across multiple stages, sectors and geographies. With nearly $24 billion in cumulative committed capital since the firm's founding in 1977, NEA invests in technology and healthcare companies at all stages in a company's lifecycle, from seed stage through IPO. The firm's long track record of successful investing includes more than 260 portfolio company IPOs and more than 440 mergers and acquisitions. For more information, please visit www.nea.com.

About Versant Ventures

Versant Ventures is a leading healthcare venture capital firm committed to helping exceptional entrepreneurs build the next generation of great companies. The firm’s emphasis is on biotechnology companies that are discovering and developing novel therapeutics. With $4.2 billion under management and offices in the U.S., Canada and Europe, Versant has built a team with deep investment, operating and R&D expertise that enables a hands-on approach to company building. Since the firm’s founding in 1999, more than 85 Versant companies have achieved successful acquisitions or IPOs. For more information, please visit www.versantventures.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: expectations for Launchpad, the spinout of Black Diamond’s early discovery-stage antibody programs and license of Black Diamond’s MAP Drug Discovery Engine; Launchpad’s ability to discover, develop and commercialize large molecule therapeutics; Black Diamond’s continued development and advancement of BDTX-1535, BDTX-4933 and its small molecule pipeline; expectations for Black Diamond’s equity stake in Launchpad; and validation of Black Diamond’s approach to precision medicine. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include those risks and uncertainties set forth in its Annual Report on Form 10-K for the year ended December 31, 2021, filed with the United States Securities and Exchange Commission (SEC) and in its subsequent filings filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact:

Julie Seidel
(212) 362-1200
investors@bdtx.com